July 27, 1999


Cathy Fowler, 303-858-3405
Steve Lang, 303-858-3406


                      MediaOne Group Operating Cash Flow Up 15 Percent

                     -- Company Rolls Out Digital Video in Three New Markets;
                        Continues Aggressive Deployment of Telephone Service --

                     -- Operating Performance Solid
                        as Company Prepares for Merger into AT&T --


ENGLEWOOD, Colo. -- MediaOne Group (NYSE: UMG) today reported second quarter 1999 proportionate operating cash flow of $720 million, up 15 percent on a pro-forma basis over the same quarter a year ago. Proportionate revenue increased 12 percent on a pro-forma basis, to $1.9 billion.*

MediaOne continued to upgrade its network, which passes about 8.5 million U.S. homes, and is on target to end the year with about 70 percent of the network fully upgraded to 750 MHz, two-way. Those upgrades are making it possible for the company to offer popular new services such as digital video, telephone and high-speed data services to more customers.

MediaOne International continued its impressive growth, increasing the number of subscriptions by 49 percent and providing 9.9 million video, telephone and Internet-access subscriptions to customers in Europe and Asia.

"Since the end of the first quarter, we agreed to merge with AT&T, having determined that its offer was superior to the earlier offer from Comcast. Our focus now is on keeping our business operating at peak performance while we work through the merger process, including regulatory filings and transfers of cable licenses," said Chuck Lillis, chairman and chief executive officer of MediaOne Group. "That focus is paying off. MediaOne continued to deliver steady growth in revenues and new products while consolidating call centers and implementing a new billing system. And MediaOne International continued to
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deliver dazzling growth in subscriptions, revenue and operating cash flow, even as the company begins to exit the International businesses in preparation for the AT&T merger."

MediaOne -- the U.S. broadband business

Revenue for MediaOne was $665 million, up 10 percent on a pro-forma basis for the quarter. Operating cash flow was $248 million, up 5 percent pro-forma. Basic video subscriber growth increased 1.2 percent on a pro-forma basis for the quarter.

In addition, the company introduced digital video services in Atlanta, Cleveland and Richmond, Virginia. Digital video service was launched in Detroit last year. In April, Detroit became the latest market to offer digital telephone services, bringing to seven the number of markets in which MediaOne's telephone services are available. MediaOne is adding telephone customers at an impressive rate, and now serves nearly 36,000 telephone lines used by 26,000 customers. That's a 64 percent increase in telephone lines since the end of the first quarter. MediaOne reported 140,000 MediaOne Road Runner high-speed data customers, a 23 percent increase since the end of the first quarter.

MediaOne Multimedia Ventures -- MediaOne Group's 25.51 percent stake in Time
                                Warner Entertainment

For the quarter, MediaOne Group's share of Time Warner Entertainment's reported revenue was $781 million, up 10 percent on a pro-forma basis over second quarter 1998. MediaOne Group's share of TWE's reported earnings before interest, taxes, depreciation, amortization and other associated costs for the quarter was $393 million, up 9 percent pro-forma over the same period last year.

MediaOne International -- the international broadband and wireless joint ventures

MediaOne International's pro-forma proportionate operating cash flow increased 63 percent on a pro-forma basis during second quarter compared to the same period last year, to $98 million. Proportionate revenue was up 23 percent on a pro-forma basis, to $456 million.

International operations now provide 9.9 million video, telephone, wireless and Internet-access subscriptions to customers in Europe and Asia, an increase of 49 percent year over year. Broadband video customers grew by 11 percent year over year; telephone line growth was 20 percent, and Internet-access customers more than doubled. Wireless customers grew by 87 percent over the same time period.

MediaOne Group (NYSE: UMG) is one of the world's largest broadband communications companies, bringing the power of broadband and the Internet to customers in the United States, Europe and Asia. The company also has interests in some of the fastest-growing wireless communications businesses outside the U.S. For 1998, the businesses that comprise MediaOne Group produced $7.1 billion in proportionate revenue.

On May 6, 1999, the company entered into an agreement to merge with AT&T.

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*NOTE: Because MediaOne Group operates numerous joint ventures, the company uses proportionate accounting to reflect its share of operating revenues and expenses associated with these operations.

Pro-forma numbers are used to provide direct "apples to apples" comparisons of operations quarter over quarter, as the company has streamlined the business significantly during the past year.

Operating cash flow, which represents earnings before interest, taxes, depreciation and amortization, is a key indicator of the company's operating performance.

[Safe Harbor statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risk and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.]

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